Loan Agreement

[Unofficial Translation]

Contract No.   2010 No.1

Loanee: Zhaoyuan Shuangji Co., Ltd. (“Party A”)

Domicile: No. 221 Linglong Rd, City of Zhaoyuan

Legal Representative: Wenji Song

Account Bank:

Account No.:

Telephone:  0535-8213217     Post Code: 265400

Fax: 0535-8231341

Loaner: Jiping Wen (“Party B”)

Domicile: Development Zone, City of Zhaoyuan

Account Bank:

Account No.:

Telephone: 0535-8361018     Post Code: 265400

Fax: 0535-8361005

Contract Place: Hengzhang Wenjia Village, Development Zone, City of Zhaoyuan, Shandong Province

Contract Date: June 21st, 2010

Party A enters into this Loan Agreement with Party B due to a need of capital for a cement factory construction project. In compliance with relevant laws and regulations, upon the consent of both parties, this Agreement sets forth the rights and obligations of both parties.

I. Use of the Loan:

The loan Party A acquired from Party B cannot be used for any purpose other than acquiring land, building infrastructure and purchasing equipments for the new cement factory.

II. Amount: RMB 25,000,000

III. Term: Ten years.

Upon the execution of this Agreement, Party B shall release the loan according to Party A’s Plan of Use. Interest is calculated from January 1st, 2011 to December 31st, 2020.

IV. Interest Rate, Interest Amount, Payment Term and Payment Method

1. Interest rate: 10%

2. Term of interest payment: the interest is paid every year by two installments due on June 30th and December 31st.

3. Payment method: Interest is paid in cash or check. Party B shall provide receipt after receiving the payment from Party A.

V. Guaranty of Performance

1. Upon the prerequisite of Party B releasing the full amount of the loan, Party A guarantees to complete the construction of the new factory in four months from the execution date of this Agreement.

2. If Party A is not able to make full interest payment to Party B in two consecutive years, Party A must pay an overdue fine (10% of the interest) to Party B.

VI. Liabilities for Breach of This Agreement

This agreement becomes effective and legally binding to both parties upon the execution by both parties. Neither party can terminate this Agreement unless for the event of force majeure. Otherwise, the breaching party bears the loss caused to the other party.

VII. Any amendment and supplement to this Agreement shall be made y both parties in writing. The amendment and supplement duly executed by each party shall be deemed an integral part of this Agreement and shall have the same legal effect as this Agreement.

VIII. Any dispute arising from the performance of this Agreement shall be resolved through negotiation by both parties. Where negotiation fails, any party is entitled to launch a lawsuit to the People’s Court of Zhaoyuan City.

IX. This Agreement becomes effective upon the execution by representatives of both parties.

X. This Agreement shall be made in three counterparts. Each party keeps one counterpart and the third one is kept with the Notary.

XI. Upon the execution of this Agreement, Party A shall provide Party B an approved shareholders’ resolution from shareholders who are entitled to more than two-thirds of voting rights. The resolution should be enclosed as attachment of this Agreement.

Representative of Loanee:

/s/ Wenji Song

Name: Wenji Song

Representative of Loaner:

/s/ Jiping Wen

Name: Jiping Wen